Exhibit 23.3
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Superconductor Technologies, Inc. on Form S-3 Amendment No. 1 (File No. 333-172190) of our report which includes an explanatory paragraph as to the Company’s ability to continue as a going concern dated March 21, 2011, with respect to our audit of the consolidated financial statements and related consolidated financial statement schedule listed in the Index at Item 15(a)(2) of Superconductor Technologies, Inc. as of December 31, 2010 and for the year ended December 31, 2010 appearing in the Annual Report on Form 10-K of Superconductor Technologies, Inc. for the year ended December 31, 2010. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.
/s/ Marcum llp
Marcum llp
Los Angeles, California
April 11, 2011